Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Advanced Series Trust:

We consent to the use of our report, dated February 25, 2019, with respect to the statements of assets and liabilities of AST Academic Strategies Asset Allocation Portfolio, AST AQR Large-Cap Portfolio, AST Capital Growth Asset Allocation Portfolio, AST ClearBridge Dividend Growth Portfolio, AST Goldman Sachs Multi-Asset Portfolio, AST J.P. Morgan Global Thematic Portfolio, AST J.P. Morgan Strategic Opportunities Portfolio, AST MFS Growth Allocation Portfolio (formerly known as AST New Discovery Asset Allocation Portfolio), and AST T. Rowe Price Growth Opportunities Portfolio (nine of the portfolios comprising Advanced Series Trust), including their respective schedules of investments, as of December 31, 2018, and their respective related statements of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years or periods in the five-year period then ended, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

April 15, 2019